Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-112414

PROSPECTUS SUPPLEMENT

(To prospectus dated August 6, 2004)

Up to 920,000 shares

Fremont Michigan InsuraCorp, Inc.

Common Stock

This prospectus supplement amends and supplements the prospectus dated August 6, 2004 of Fremont Michigan InsuraCorp, Inc. relating to the new special meeting of policyholders of Fremont Mutual Insurance Company to approve the Insurance Company’s plan of conversion from a mutual to a stock insurance company scheduled for September 28, 2004. This prospectus supplement and the prospectus dated August 6, 2004, together constitute the prospectus. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. The prospectus is supplemented and amended by the following changes:

1. To the paragraph under the caption, “Termination of Offering” on page 6 of the prospectus, the following sentence is added:

In addition, if the eligible policyholders of the Insurance Company fail to approve the plan of conversion of the Insurance Company at the special meeting of policyholders on September 28, 2004, then the offering may terminate.

2. The paragraph under the caption, “Special Meeting of Policyholders” on page 11 of the prospectus is replaced in its entirety by the following:

A special meeting of eligible policyholders of Fremont Mutual Insurance Company was held on August 4, 2004 to vote on the approval of the Plan of Conversion. A notice of the special meeting was sent to 38,242 eligible policyholders on July 12, 2004, and the Plan was adopted by more than 93% of votes cast. However, on August 23, 2004, we discovered that approximately 1,300 eligible policyholders were omitted from the mailing list and did not receive written notice of the special meeting. To correct this, the Insurance Company is holding a new special meeting of eligible policyholders on September 28, 2004 so that all eligible policyholders will have notice and be able to vote on the adoption of the Plan. If the Plan of Conversion is not approved at the special meeting, this offering will terminate.

Neither the Securities and Exchange Commission, nor any state securities agency, nor any state insurance bureau has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This supplement is part of the prospectus and must accompany the prospectus to satisfy prospectus delivery requirements under the Securities Act of 1933, as amended.

The date of this prospectus supplement is September 3, 2004.